Exhibit 6.6

DATA PURCHASE AGREEMENT

THIS DATA PURCHASE AGREEMENT (“Agreement”) is made by and between MANSE USA LLC, (hereinafter referred to as “MANSE USA”. “the Company”, “us”, “we”, or “our”), and ISIDORE PARIS SAS, 102, avenue des Champs Elysees 75008 — Paris (France), (hereinafter referred to as “Licensee”, “you” or “your”) (collectively, the “Parties”).

AGREEMENT TERMS

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MANSE USA and Licensee agree as follows:

1. LICENSE

1.1 Definitions.

1.1.a. “Agreement” means this Agreement; any amendment to it in writing signed by the Parties.

1.1.b. “Licensed Materials” means any report or database or other similar resource, and all data collected on the site www.royaltiz.com, which has been created by MANSE USA and provided to Licensee hereunder. These data correspond to usage statistics around Nick Kyrios’ Roys, but may also be the result of customized analyses for the Licensee.

1.1.c. “Permitted Users” means those employees, officers, directors, agents, and legal and/or tax representatives of the Licensee who have a need to access or view Licensed Materials for the purpose of the Licensee’s internal business operations and who have an obligation to keep such information confidential.

1.2 Grant of License. For the term of this Agreement, and unless otherwise agreed by the Parties herein or in a separate written amendment to this Agreement, Licensee shall receive a non-exclusive, non-transferable, indivisible, non-sub licensable license to in the ordinary course of its business use, copy, manipulate and extract data from the Licensed Materials for its internal research purposes in strict accordance with the terms set forth herein.

1.3 Copies. Except as may be expressly permitted or limited elsewhere in this Agreement, Licensee may make and maintain no more than two (2) copies of any Licensed Materials.

1.4 No Service Bureau Use. Except as may be expressly permitted or limited elsewhere in this Agreement, Licensee is prohibited from using the Licensed Materials in any way in connection with any service bureau or similar services. “Service bureau” means the processing of input data that is supplied by one or more third parties and the generation of output data (in the form of reports, charts, graphs or other pictorial representations, or the like) that is sold or licensed to any third parties.

1.5 No Distribution to Third Parties. Except as may be expressly permitted or limited in this Agreement, Licensee is prohibited from distributing, republishing or otherwise making the Licensed Materials or any part thereof (including any excerpts of the data and any manipulations of the data) available in any form whatsoever to any third party, other than Licensee’s Permitted Users.

1.6 Reservation of Rights. Licensee has no rights in connection with the Licensed Materials other than those rights expressly enumerated in the Agreement. MANSE USA reserves the right to alter, reconfigure, or refresh, the Licensed Materials. Such alteration shall not constitute a breach of this Agreement by MANSE USA. Furthermore, all rights to the Licensed Materials not expressly enumerated herein are reserved to MANSE USA.

1.7 Security and Confidentiality. Except as may be expressly permitted or limited in elsewhere in this Agreement, Licensee agrees that the Licensed Materials contain confidential information and that it will distribute Licensed Materials only to its Permitted Users. Licensee shall use commercially reasonable efforts to protect against unauthorized access to and to maintain the confidentiality of Licensed Materials. This provision shall survive indefinitely the termination of this agreement.

1.8 No Competitive Use. Notwithstanding any other provision herein, Licensee is prohibited from accessing or using the Licensed Materials if Licensee is or, during the Term of this Agreement, becomes a direct or indirect competitor of MANSE USA or providing any portion of the Licensed Materials to any direct or indirect competitor of MANSE USA.

1.9 Fee

1.9 The Fee payable for all Lincesed Materials relating to Nick Kyrgios is set out in Appendix 1.

2. DISCLAIMERS AND LIMITATIONS OF LIABILITY

2.1 Disclaimer of Warranties. THE LICENSED MATERIALS ARE PROVIDED TO THE LICENSEE ON AN “AS IS” AND “AS AVAILABLE” BASIS. MANSE USA MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED MATERIALS, THE PRODUCTS PROVIDED OR THE RESULTS OF USE THEREOF. WITHOUT LIMITING THE FOREGOING, MANSE USA DOES NOT WARRANT THAT THE LICENSED MATERIALS, THE PRODUCTS PROVIDED OR THE USE THEREOF ARE OR WILL BE ACCURATE, ERROR-FREE OR UNINTERRUPTED. MANSE USA MAKES NO IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE OR ARISING BY USAGE OF TRADE, COURSE OF DEALING, COURSE OF PERFORMANCE OR OTHERWISE. THE INFORMATION IN THE REPORTS IS NOT, AND SHOULD NOT BE CONSIDERED, TAX, ACCOUNTING, LEGAL OR INVESTMENT ADVICE.

2.2 LIMITATION OF LIABILITY. TO THE EXTENT PERMITTED BY APPLICABLE LAW MANSE USA’S TOTAL LIABILITY TO LICENSEE FOR ANY REASON AND UPON ANY CAUSE OF ACTION INCLUDING WITHOUT LIMITATION, INFRINGEMENT, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATIONS, AND OTHER TORTS, SHALL BE LIMITED TO ALL FEES PAID TO MANSE USA BY THE LICENSEE DURING THE TWELVE MONTH PERIOD PRECEDING THE DATE ON WHICH SUCH CAUSE OF ACTION FIRST AROSE. MANSE USA SHALL HAVE NO LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES EVEN IF MANSE USA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES_ FURTHERMORE, MANSE USA SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY CLAIM RELATING IN ANY WAY TO ANY DECISION MADE OR ACTION TAKEN BY LICENSEE IN RELIANCE UPON THE LICENSED MATERIAL.

3. MISCELLANEOUS

3.1 Misuse or misrepresentation of Data. Licensee shall not intentionally or knowingly use, quote or restate the Licensed Materials for the purpose of misleading third parties or damaging the reputation of MANSE USA and its products. In the event Licensee engages in such conduct MANSE USA shall have the right to terminate this Agreement immediately and without notice.

3.2 Default. In the event that Licensee does not make any payment that is due and owing under this Agreement, MANSE USA shall be under no obligation to provide Licensed Materials to the Licensee until such time as the overdue payment is paid.

3.3 Liquidated Damages. In the event of a use, disclosure or distribution of the Licensed Materials by Licensee that violates the terms of this Agreement, Licensee shall be required to pay MANSE USA an amount equal to the yearly Fee payable to MANSE USA under this Agreement.

3.4 Subscription Term; Renewals. This Agreement shall commence on the date of first offering to US Investors of the first “Roy” contract, which date shall no be later than 31st December 2024, and shall continue in full force and effect for a period of twelve (12) months (“Initial Term”). This Agreement shall automatically renew for successive twelve (12) month terms (“Renewal Terms” and, collectively with the Initial Term, the “Term”) unless a Party notifies the other Party of its decision to not renew for another Term. Such notification may be by electronic mail or by telephone but in either case shall be provided to the other Party no less than thirty (30) days prior to the end of the then- current Term. If neither Party sends a notice of non-renewal, and unless otherwise agreed to by the Parties in a separate writing, the terms of this Agreement shall carry over and remain in effect during each Term.

3.5 Termination. (a) MANSE USA may terminate this agreement without cause with thirty (30) days’ written notice to Licensee. (b) Either Party may terminate this Agreement in the event of (1) any breach of a material term of this Agreement by the other Party which is not remedied within thirty (30) days’ written notice to the breaching Party or (2) the other Party’s making an assignment for the benefit of is creditors or the filing by or against such party of a petition under any bankruptcy or insolvency law which is not discharged within 30 days of such filing. (c) MANSE USA may terminate this Agreement immediately without further notice upon MANSE USA’s good faith determination that Licensee is in violation of Section 1.8.

3.6 Post-Termination. Upon termination for any reason, including non-renewal pursuant to Section 4.4, Licensee may no longer use any portion of the Licensed Materials in any manner. Within ten (10) days after the effective date of termination or non-renewal. Licensee will permanently delete or destroy all elements of the License Materials under its control and upon request from MANSE USA, affirm the completion of this process by execution and delivery to MANSE USA of an affidavit to that effect in a form reasonably satisfactory to MANSE USA. In addition, at its own expense MANSE USA may audit Licensee’s compliance with this provision and the terms of the Agreement provided that such audit will occur under Licensee’s reasonable supervision and Licensee shall cooperate in the conduct of the audit.

3.7 Governing Law: Jurisdiction and Venue. This Agreement shall be construed in accordance with the Laws of England and Wales. The Parties irrevocably agree that the Courts of England shall have non-exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaims) which may arise in connection with the validity, effect, interpretation or performance of, or the legal relationship established by this agreement or otherwise arising in connection with this agreement. Nothing in this Agreement shall prevent either Party seeking an interim injunction in any court of competent jurisdiction.

3.8 Assignment. Licensee is prohibited from assigning this Agreement or delegating any of its duties under this Agreement without the prior written consent of MANSE USA.

3.9 Independent Relationship. The relationship between the Parties is that of an independent contractor. Nothing in this agreement shall be deemed to create an employer/employee, principal/agent, partnership or joint venture relationship.

3.10 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given i) when delivered in person, at the time of such delivery; ii) when delivered by facsimile transmission or e-mail, at the time of transmission (provided, however, that notice delivered by facsimile transmission shall only be effective if such notice is also delivered by hand or deposited in the mail, postage prepaid, registered, certified or express mail or by courier service within two (2) business days after its delivery by facsimile transmission); iii) when delivered by a courier service or by express mail, at the time of receipt; or iv) five (5) business days after being deposited in the mail, postage prepaid, registered or certified mail, addressed (in any such case) to the addresses listed on the first page of this Agreement or to such other address as either party may notify the other in writing.

3.11 Waiver. No waiver of any breach of this Agreement will be deemed to constitute a waiver of any subsequent breach of the same or any other provision.

3.12 Entire Agreement; Translation. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, superseding in all respects any and all prior proposals, negotiations, understandings and other agreements, oral or written, between the Parties. Should this Agreement or any attachment be translated from English, and unless otherwise agreed to by the Parties in a separate writing, the English version of the Agreement, and any attachment, shall prevail.

3.13 Amendment. This Agreement may be amended only by a written instrument signed by both Parties.

3.14 Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of a dispute arising out of or related to this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

3.15 Notice of Unauthorized Access. Licensee shall notify MANSE USA immediately upon Licensee’s becoming aware of any facts indicating that a third party may have obtained or may be about to obtain unauthorized access to the Licensed Materials and shall fully cooperate with MANSE USA in its efforts to mitigate the damages caused by any such breach or potential breach.

3.16 Remedies. In addition to any other rights or remedies that either Party may have under applicable law for material breach of this Agreement, in the event of any material breach of this Agreement by either Party, and following notice to the breaching party by the non-breaching Party, the non-breaching Party’s obligations under this Agreement shall terminate.

3.17 Indemnification. Licensee shall indemnify, defend, and hold MANSE USA harmless against any claims, actions, losses, liabilities, damages and expenses (including reasonable attorney’s fees and court costs) brought against MANSE USA by any third party that relates to or arises out of Licensee’s unauthorized disclosure of, misuse of or misrepresentation of the Licensed Materials.

MANSE USA LLC

By:	Mr. Christophe VATTIER	Title:	Chairman

Date:	January 8th, 2024	/s/ Christophe Vattier

ISIDORE PARIS SAS

By:	Matthieu Giraud	Title:	CEO

Date:	January 8th, 2024	/s/ Matthieu Giraud

Appendix 1 - Fee

AMOUNT :	Ten Thousand (10,000) USD per Licensed Materials related to Nick Kyrgios.

INVOICING :	fifteen (15) days from the last day of the Nick Kyrgios’s Roys offering period on the Royaltiz platform.

PAYMENT :	thirty (30) days from the date of Invoice.